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                             HELPMATE ROBOTICS INC.

                CERTIFICATE AMENDING CERTIFICATE OF INCORPORATION

                BY ACTION OF BOARD OF DIRECTORS AND SHAREHOLDERS

     1. The name of the Corporation is HELPMATE ROBOTICS INC.

     2. The Certificate of Incorporation of the Corporation is amended pursuant to Section 33-797 of the Connecticut General Statutes, by the following resolution recommended by the Board of Directors and adopted by the shareholders of the Corporation:

"RESOLVED:     That Article 3 of the Certificate of Incorporation of the
               Corporation is hereby amended to read in its entirety as follows:

               '3. The authorized capital stock of the Corporation shall consist of forty million (40,000,000) shares of common stock without par value.'"

     3. The date of adoption of the amendment to the Certificate of Incorporation was April 9, 1998.

     4. The vote of the shareholders of the Corporation in favor of the amendment to the Certificate of Incorporation was as follows:

Voting            Shares            Votes Entitled   Votes Indisputably         Undisputed Votes
Group             Outstanding       To Be Cast       Represented At Meeting     Favoring Amendment
------            -----------       --------------   ----------------------     ------------------
Common
Stock               6,951,300            6,951,300                5,335,643              5,285,294

     5. The number of votes cast in favor of the amendment to the Certificate of Incorporation by the holders of the common stock of the Corporation was sufficient for approval by such voting group.

     Dated: April 15, 1998.

                                                          /s/
                                                  ------------------------------
                                                  Thomas K. Sweeny, President